                                                                      EXHIBIT 99

RETRACTABLE TECHNOLOGIES SIGNS AGREEMENTS TO MARKET VANISHPOINT(R) SAFETY NEEDLE DEVICES TO THE BENELUX COUNTRIES, DENMARK AND SWEDEN

LITTLE ELM, Texas, June 28, 2002 -- In a major milestone in its global marketing strategy, Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, announced today that it has signed marketing agreements with three of Europe's most innovative medical supply firms to distribute its VanishPoint(R) safety needle devices to facilities in the Benelux countries, Denmark and Sweden. In making Retractable's products available immediately to healthcare providers in northern Europe, these agreements represent one of Retractable's most significant marketing initiatives to date in Europe.

The new contracts were signed with Copenhagen-based Biocare Nordic; Amsterdam-based Eurocept Pharmaceuticals BV, which has sales operations in the Benelux countries; and Labdesign AB, which is headquartered in Stockholm.

Thomas J. Shaw, Retractable's president and CEO, said: "The global problems of needlestick accidents and syringe reuse provide opportunities for companies with global solutions. Having established a well-recognized technological advantage, and more recently a supply advantage, Retractable is now focusing on establishing a worldwide distribution advantage. As a part of that strategy, we're delighted at being represented on the European continent by these three top tier medical marketing firms, and we look forward to working with them to protect healthcare workers in their territories from often deadly needlestick injuries."

Before signing the contracts with Retractable, the three firms spent nearly a year evaluating VanishPoint(R) devices in their customers' facilities. Dr. Per Sabro, a specialist in occupational medicine and medical director at Biocare Nordic, said: "After reviewing all the alleged safety syringes on the market, it became clear that the VanishPoint(R) technology is the only system that clearly provides protection for the healthcare provider and the public. The safety afforded by these devices and the protection of the public from the waste of contaminated needles is a victory for the citizens of northern Europe."

Added Biocare managing director Terkel Olsen, "The introduction of VanishPoint(R) syringes and blood collection devices will give our nurses and persons employed in healthcare the type of protection they deserve."

Mike van Woensel, managing director of Eurocept, said: "The plight of healthcare worker injuries through accidents with contaminated exposed syringes has been solved by the VanishPoint(R) technology," adding that VanishPoint(R) devices will be "at the top of our list" in its sales calls to its home care and hospital customers. And Thomas Busch, managing director of Labdesign, said: "The introduction of the VanishPoint(R) technology is yet another example of Sweden taking the lead in Europe and providing our citizens with the safest technology available."

The European distribution agreements were signed less than a week after Retractable announced a contract with Double Dove Co., Ltd. to manufacture VanishPoint(R) devices in China for worldwide distribution. Under the terms of that deal, Double Dove will supply VanishPoint(R) syringes to Retractable at an average unit cost of 8.5 cents, fully packaged, sterilized and ready for use by healthcare workers.

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company's ability to access the market; the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

For more information on Retractable, visit our Web site at www.vanishpoint.com.
                                                           -------------------
For more information on Biocare, Eurocept, and Labdesign, visit their Web sites at www.biocarenordic.com, www.eurocept.nl, and www.labdesign.se, respectively.
   ---------------------  ----------------     ----------------

--------------------------------------------------------------------------------
Contact:

Retractable Technologies, Inc., Little Elm
Investor Contact:
Douglas W. Cowan, 888/806-2626 or 972/294-1010
rtifinancial@vanishpoint.com
----------------------------
or
Media Contact:
Phillip L. Zweig, 508/627-9717
214/912-7415 (cell)
plzweig@aol.com
---------------
or
Biocare  Nordic, Copenhagen
Terkel Olsen, +45 46 46 11 91
www.biocarenordic.com
or
Eurocept Pharmaceuticals, Amsterdam
Mike van Woensel, +31 35 52 88 377
www.eurocept.nl
or
Labdesign, Stockholm
Thomas Busch, +46 8 630 85 31
www.labdesign.se